Exhibit 5.2
[DAY PITNEY LLP]
June 2, 2008
Hubbell Incorporated
584 Derby Milford Road
Orange, Connecticut 06477-4024

Re:	Registration Statement No. 333-151206;
$300,000,000 Aggregate Principal Amount
of 5.95% Senior Notes due 2018
Ladies and Gentlemen:
     We have acted as special Connecticut counsel to Hubbell Incorporated, a Connecticut corporation (the “Company”), in connection with the issuance by the Company of $300,000,000 aggregate principal amount of 5.95% Senior Notes due 2018 (the “Notes”) under the indenture, dated as of September 15, 1995 (the “Base Indenture”), between the Company and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A., The Chase Manhattan Bank and Chemical Bank), as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of the date hereof (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 28, 2008 (Registration No. 333-151206) (the “Registration Statement”), a base prospectus, dated May 28, 2008, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a final prospectus supplement, dated May 28, 2008, filed with the Commission pursuant to Rule 424(b) under the Act on May 29, 2008 (together with the Base Prospectus, the “Prospectus”).
     This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the Prospectus, the Company’s restated certificate of incorporation, as amended to date (the “Certificate of Incorporation”), the Company’s amended and restated bylaws, as amended to date (the “By-laws”), and records of the corporate proceedings of the Board of Directors of the Company with respect to the Registration Statement and the offerings contemplated thereby. With respect to the records of the proceedings of the Board of Directors we have relied on a certificate of an officer

June 2, 2008

of the Company. We have also examined such other documents, and made such examination of law, as we have deemed necessary in order to render our opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to all originals of all documents submitted to us as copies thereof and the authenticity of the originals of such latter documents.
     The opinions expressed herein are limited to the laws of the State of Connecticut.
     Based on and subject to the foregoing, we are of the opinion that the Notes have been duly authorized by all necessary corporate action of the Company.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated June 2, 2008, and to the reference to our firm contained in the Prospectus under the heading “Validity of Notes.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Day Pitney LLP

DAS; LTW